Exhibit 99


                                        Steve Meyer         317-261-8995
                                        John Brehm          317-261-8416
                                        Steve Plunkett      317-261-8013










                         IPALCO ENTERPRISES, INC.
                    REPORTS FINANCIAL RESULTS FOR 1994

     Indianapolis, IN, January 31, 1995 -- IPALCO Enterprises, Inc. (NYSE:
IPL), today announced financial results for 1994.

     Net income for the year ended December 31, 1994, was $93.0 million, or $2.46 per share, compared to $75.4 million, or $2.00 per share, during the comparable period in 1993. During the fourth quarter of 1994, net income was $17.6 million, or 47 cents per share, compared to $18.0 million, or 48 cents per share, in 1993.

     Utility operating revenues during 1994 were $686.1 million versus $664.3 million during 1993. Retail kilowatthour sales during 1994 increased 1.7 percent compared to 1993. The increase in sales is primarily attributable to the continued strength of the service territory's economy.

     Cooling degree days were up 4.2 percent above normal during 1994, and heating degree days were 7.5 percent below normal. Sales to industrial customers, which are less weather-sensitive, increased 2.2 percent in 1994, compared to 1993.

     Reported earnings rebounded, principally, because 1993 earnings were impacted by the expenses IPALCO incurred in its attempt to acquire PSI Resources, Inc.
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     Commenting on the results, John R. Hodowal, Chairman and Chief Executive
Officer of IPALCO, said "IPALCO employees and shareholders can be proud that, as our low-cost energy businesses continue to expand, we are helping all our customers to be more competitive.

     "As a result of significant customer demand for district air conditioning in Indianapolis, Mid-America Energy Resources grew last year to become one of the largest district cooling systems in the nation. In addition, Mid-America's subsidiary, Cleveland District Cooling, is successfully competing against two other energy providers for air conditioning contracts in Cleveland, Ohio. Customers are beginning to appreciate that district cooling is a unique, low-cost alternative to traditional building air conditioning systems.

     Hodowal concluded, "We at IPALCO are confident that we can continue to provide not only some of the lowest cost electric energy anywhere but also unique products and services like district air conditioning, campus energy, and energy storage."

     IPALCO Enterprises, Inc., is a multi-state energy company providing a variety of energy products and services. IPALCO's primary subsidiary, Indianapolis Power & Light Company, provides retail electric service to approximately 400,000 commercial, residential and industrial customers in Indianapolis and in portions of other Central Indiana counties.







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                            IPALCO Enterprises, Inc.
                         Fourth Quarter Earnings Report
                                 December 1994

                            Three Months Ended      Twelve Months Ended
(In thousands except            December 31               December 31
for per-share amounts)       1994        1993         1994        1993


Earnings Per Share
of Common Stock           $    .47    $    .48      $   2.46    $   2.00


Utility Operating
Revenues                 $160,095    $158,870       $686,076    $664,303


Utility Operating
Income                   $ 29,518    $ 30,426       $143,310    $142,368


Net Income               $ 17,591    $ 18,047       $ 92,994    $ 75,422


Weighted Average
Shares of Common
Stock Outstanding          37,756      37,681         37,741      37,668




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